UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑	Definitive Information Statement

Schwab Capital Trust
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.

☐	Fee paid previously with preliminary materials

☐     Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

Schwab Funds®
INFORMATION STATEMENT
Schwab Capital Trust
Schwab® International Opportunities Fund
211 Main Street
San Francisco, California 94105
December 18, 2023
Dear Shareholder,
We are pleased to inform you that Charles Schwab Investment Management, Inc., dba Schwab Asset Management has entered into a new investment sub-advisory agreement on behalf of the Schwab International Opportunities Fund (the “Fund”), a series of Schwab Capital Trust (the “Trust”), with Columbia Management Investment Advisers, LLC (“Columbia”).
At the recommendation of Schwab Asset Management, during a meeting held on September 20, 2023, the Trust’s Board of Trustees (the “Board” or “Trustees”) approved the appointment of Columbia, effective September 26, 2023, as a new investment manager to manage an allocated portion of the Fund’s assets. Columbia began managing its allocated portion of the Fund’s assets on October 10, 2023.
This Information Statement is being provided to shareholders of the Fund in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (“SEC”). Please take a moment to read the enclosed Information Statement that describes the changes discussed above.
This Information Statement is for informational purposes only and no action is required on your part.
We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a Proxy.

Background of Transaction
Subject to oversight by the Board, under the terms of the investment advisory agreement with the Fund, Schwab Asset Management acts as “manager-of-managers” for the Fund and has overall responsibility for the management of the Fund. In connection with its duties as the manager-of-managers, Schwab Asset Management may allocate portions of the Fund’s assets to several investment managers, who then manage their respective portions under the general supervision of Schwab Asset Management. Schwab Asset Management reviews and evaluates the Fund’s investment managers on an ongoing basis. Currently, the Fund operates with four investment managers.
As described in more detail under the “Additional Information about SEC Exemptive Order” section below, the Trust and Schwab Asset Management have received exemptive relief from the SEC permitting Schwab Asset Management to hire or terminate investment managers without shareholder approval, subject to certain conditions. At a meeting held on September 20, 2023, and pursuant to Schwab Asset Management’s recommendation, the Board approved Columbia as a new investment manager for the Fund and approved a corresponding investment sub-advisory agreement between Schwab Asset Management and Columbia (the “New Sub-Advisory Agreement”).
The following table identifies the Fund’s current investment adviser and investment managers, their areas of focus and approximate asset allocation as of December 15, 2023.
Investment Adviser/Manager	Investment Style	Approximate Allocation of Net (%)
American Century Investment Management, Inc.	International small-cap growth	24%
Baillie Gifford Overseas Limited	International growth	8%
Columbia Management Investment Advisers, LLC	International all-cap blend	15%*
Harris Associates L.P.	International large-cap value	23%
Schwab Asset Management	International large-cap developed	24%
Cash and other assets	—	6%

*
Columbia Management Investment Advisers, LLC began managing a portion of the Fund’s assets on October 10, 2023.

Investment Strategies of Columbia
Columbia employs fundamental analysis with risk management in identifying growth or value opportunities and constructing the fund’s portfolio. In selecting investments, Columbia considers, among other factors: (i) businesses that are believed to be fundamentally sound and undervalued due to investor indifference, investor misperception of company prospects, or other factors; (ii) various measures of valuation, including price-to-cash flow, price-to-earnings, price-to-sales, and price-to-book value. Columbia believes that companies with lower valuations are generally more likely to provide opportunities for capital appreciation; (iii) a company’s current operating margins relative to its historic range and future potential; and/or (iv) potential indicators of stock price appreciation, such as anticipated earnings growth, company restructuring, changes in management, business model changes, new product opportunities or anticipated improvements in macroeconomic factors. Columbia may sell a security when the security’s price reaches a target set by Columbia; if Columbia believes that there is deterioration in the issuer’s financial circumstances or fundamental prospects; if other investments are more attractive; or for other reasons.
New Sub-Advisory Agreement
The Trustees approved the New Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by Columbia. The material factors considered by the Trustees in approving the New Sub-Advisory Agreement are set forth below under the “Trustees’ Considerations” section. The terms of the New Sub-Advisory Agreement are substantially similar to those of each existing sub-advisory agreement with the Fund’s other investment managers. Some of the terms and conditions of the New Sub-Advisory Agreement are summarized below.
Duties of Columbia. Subject to the supervision of the Trust, the Trustees and Schwab Asset Management, Columbia is responsible for managing the investment and reinvestment of the Managed Assets and for determining, in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash. For purposes of the New Sub-Advisory Agreement, “Managed Assets” refers to the portion of the Fund’s assets that may be allocated by Schwab Asset Management for management by Columbia from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets.

In performing its duties and obligations under the New Sub-Advisory Agreement, Columbia is not permitted to consult with any other investment manager to the Fund concerning the Managed Assets, except to the extent permitted under the Investment Company Act of 1940, as amended (the “1940 Act”), or any rule, regulation or order thereunder. Columbia is required to use the same skill and care in providing investment advisory services to the Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has similar investment responsibilities.
Columbia is not responsible for providing investment advice to any other portion of the Fund’s assets allocated to another investment manager, nor for reviewing the proxy solicitation materials and exercising voting rights associated with securities comprising the Managed Assets, unless Schwab Asset Management provides written instructions to the contrary.
Columbia is required to assist the Trust, the Fund’s distributor and Schwab Asset Management, as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance may include, but is not limited to, attendance and participation in meetings, conferences and educational events; review of materials relating to Columbia included in Fund materials; and providing certain other materials or data to Schwab Asset Management.
Columbia will provide reasonable assistance in determining, in good faith, the fair value of securities comprising the Managed Assets, when requested by Schwab Asset Management. However, the Fund is responsible for any fair value pricing determinations.
Columbia must fulfill its duties pursuant to the New Sub-Advisory Agreement in compliance with (i) such policies as the Trust, the Trustees and Schwab Asset Management may from time to time establish and communicate to Columbia, including but not limited to, any guidelines that have been provided by Fund Parties to Sub-Adviser from time to time; (ii) the Fund’s prospectus and statement of additional information (“SAI”); (iii) the Trust’s Declaration of Trust and By-Laws; (iv) the provisions of the 1940 Act applicable to the Managed Assets; (v) the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (vi) any exemptive or other relief granted by the SEC; (vii) the Internal Revenue Code of 1986, as amended; (viii) the Commodities and Exchange Act; and (ix) any other applicable laws.
Columbia will perform these duties at its own expense, and will furnish all the office space, furnishings and equipment and the personnel that Columbia requires to perform its duties under the New Sub-Advisory Agreement. Columbia is not required to pay for the cost of securities, commodities, and other investments (including brokerage commissions and other taxes and transaction charges, if any) purchased or sold for the Fund, custodian fees, interest, taxes and other Fund expenses.
Portfolio Transactions. Subject to certain conditions, Columbia is authorized to select brokers or dealers to execute the purchases and sales of portfolio securities and other property for the Fund and to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended). In effecting transactions for the Fund and selecting brokers or dealers, Columbia will use its best efforts to seek, on behalf of the Fund, best execution. Columbia is permitted to aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Columbia and its affiliates, and will allocate such transactions on a fair and reasonable basis.
Compensation of Columbia. As compensation for its services to the Fund under the New Sub-Advisory Agreement and expenses incurred in performing such services, Columbia is entitled to receive fees from Schwab Asset Management (not the Fund), based on a percentage of the daily net asset value of the Managed Assets. Accordingly, the appointment of Columbia to the Fund does not affect the management fees paid by the Fund or its shareholders.
The following table shows the aggregate sub-advisory fees paid by Schwab Asset Management to the Fund’s unaffiliated investment managers, in the aggregate, during the Fund’s most recent fiscal year ended October 31, 2023.
Fund	Aggregate Sub-Advisory Fees Paid by Schwab Asset Management to the Investment Managers in Dollars	Aggregate Sub-Advisory Fees Paid by Schwab Asset Management to the Investment Managers as a % of Average Net Assets of the Fund
Schwab International Opportunities Fund	$4,148,437	0.39%

Limitation of Liability of Columbia. The New Sub-Advisory Agreement provides that Columbia will not be liable for any claims, liabilities, damages, costs or losses, including losses resulting from diminution in value of any investments held in the Fund (collectively, “claims”), arising out of the New Sub-Advisory Agreement, except to the extent such claims arise out of: (i) Columbia’s negligence, bad faith or willful misfeasance; or (ii) Columbia’s breach of the New Sub-Advisory Agreement.
Indemnification. The New Sub-Advisory Agreement provides that Columbia will indemnify and hold harmless the Trust, the Trustees and Schwab Asset Management, their affiliates and their respective employees, officers and directors for any loss, liability, cost, damage or expense arising out of the New Sub-Advisory Agreement to the extent such claims arise out of: (i) Columbia’s negligence, bad faith or willful misfeasance; or (ii) Columbia’s breach of the New Sub-Advisory Agreement.
The New Sub-Advisory Agreement also provides that Schwab Asset Management will indemnify and hold harmless Columbia, its affiliates and their respective employees, officers and directors for any loss, liability, cost, damage or expense arising out of the New Sub-Advisory Agreement, except to the extent such claims arise out of: (i) Columbia’s negligence, bad faith or willful misfeasance; or (ii) Columbia’s breach of the New Sub-Advisory Agreement.
Duration and Termination. The New Sub-Advisory Agreement initially continues in effect for a period of two years after its effective date and will continue thereafter for successive one-year periods, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that in the event that the shareholders of the Fund fail to so approve the New Sub-Advisory Agreement, Columbia may continue to serve in the manner and to the extent permitted by the 1940 Act.
The New Sub-Advisory Agreement provides for termination, without cause and without payment of any penalty by the Trust, the Trustees or Schwab Asset Management, by (i) vote of a majority of the Trustees; (ii) vote of a majority of the outstanding voting securities of the Fund on not more than 60 days’ written notice to Columbia; or (iii) by Schwab Asset Management upon 90 days’ written notice to Columbia. In addition, the New Sub-Advisory Agreement may be terminated, with cause, by Schwab Asset Management at any time, without payment of any penalty by the Trust, the Trustees and Schwab Asset Management, upon written notice to Columbia. The New Sub-Advisory Agreement with Columbia provides that it may not be terminated by Columbia prior to October 1, 2025, except upon any material breach of the compensation terms of the New Sub-Advisory Agreement by Schwab Asset Management. Thereafter, the New Sub-Advisory Agreement may be terminated by Columbia at any time, without cause and without payment of any penalty, upon 90 days’ written notice to Schwab Asset Management.
The New Sub-Advisory Agreement terminates automatically in the event of its “assignment,” as defined in the 1940 Act, or in the event of the termination of the Investment Advisory and Administration Agreement between Schwab Asset Management and the Trust (the “Management Agreement”).
Trustees’ Considerations
At a meeting of the Board held on September 20, 2023, Schwab Asset Management recommended, and the Trustees, including a majority of the Independent Trustees, approved (1) the termination of Mondrian Investment Partners Limited (“Mondrian”) as a Fund subadviser; and (2) the New Sub-Advisory Agreement pursuant to which Columbia was appointed as a subadviser (“investment manager” or “subadviser”) to the Fund.
The Board was provided with detailed materials related to Columbia in advance of, and additional materials at the meeting. The materials and related discussions included, but were not limited to, information about Columbia’s (a) quality of investment management and other services; (b) investment management personnel; (c) operations and financial condition; (d) brokerage practices (including any soft dollar arrangements) and other investment strategies; (e) compliance systems; (f) policies on, and compliance procedures for, personal securities transactions; (g) reputation, expertise and resources; and (h) performance with respect to similar accounts managed by Columbia. In addition, the Board was provided with information about the level of the sub-advisory fees to be paid to Columbia, and comparable fees paid to Columbia for managing similar accounts. The Independent Trustees received advice from independent counsel to the Independent Trustees. The proposed appointment of Columbia was first reviewed and discussed in the Investment Oversight Committee of the Board (the “Committee”) on September 19, 2023. Following such discussion, the Committee recommended the New Sub-Advisory Agreement with Columbia to the Board for approval.

In its consideration of the approval of the New Sub-Advisory Agreement, the Board considered a variety of specific factors, including:
1.
the nature, extent and quality of the services to be provided to the Fund under the New Sub-Advisory Agreement, including the resources of Columbia to be dedicated to the Fund;

2.
Columbia’s investment performance in providing sub-advisory services with respect to similar accounts;

3.
the Fund’s expenses and how those expenses would be impacted by the engagement of Columbia as subadviser;

4.
the profitability of Schwab Asset Management and its affiliates, including Charles Schwab & Co., Inc. (“Schwab”), with respect to the Fund in light of the sub-advisory fees proposed to be paid to Columbia, including both direct and indirect benefits accruing to Schwab Asset Management and its affiliates; and

5.
the extent to which economies of scale may be realized as the Fund grows and whether fee levels in the New Sub-Advisory Agreement with Columbia reflect the economies of scale for the benefit of Fund investors.

Nature, Extent and Quality of Services. The Board considered the nature, extent and quality of the sub-advisory services to be provided by Columbia to the Fund and the resources Columbia will dedicate to the Fund. In this regard, the Trustees considered the information provided by Columbia with respect to its history, reputation, expertise, qualifications of its personnel, and experience in managing the type of strategies for which Columbia was being engaged. The Board also considered reports regarding the search process undertaken by Schwab Asset Management that led to the identification of Columbia by Schwab Asset Management as a well-qualified subadviser to the Fund with an investment style consistent with the Fund’s investment objective, strategies, and characteristics. The Trustees also considered the evaluation by the Fund’s Chief Compliance Officer of Columbia’s compliance program. Following such evaluation, the Board concluded, within the context of its full deliberations, that the nature, extent and quality of services to be provided by Columbia to the Fund and the resources of Columbia to be dedicated to the Fund supported approval of the New Sub-Advisory Agreement with Columbia.
Investment Performance. The Board considered Columbia’s investment performance in determining whether to approve the New Sub-Advisory Agreement. Specifically, the Trustees considered Columbia’s relative performance in providing investment advisory services to similar accounts. Following such evaluation, the Board concluded, within the context of its full deliberations, that the investment performance of Columbia supported approval of the New Sub-Advisory Agreement.
Fund Expenses. When considering the fees to be paid to Columbia, the Trustees took into account the fact that Columbia will be compensated by Schwab Asset Management, and not by the Fund directly, and that the fees paid to Columbia would not impact the fees paid by the Fund to Schwab Asset Management. The Trustees also considered fees charged by Columbia to comparable sub-advised accounts. The Board considered Schwab Asset Management’s statements that the fees to be paid to Columbia are reasonable in light of the anticipated quality of services to be provided by Columbia. Following such evaluation, the Board concluded, within the context of its full deliberations, that the fees to be paid to Columbia are reasonable and supported approval of the New Sub-Advisory Agreement.
Profitability. With respect to the profitability of Schwab Asset Management, the Trustees considered projected profitability to Schwab Asset Management before and after the appointment of Columbia as a new subadviser. The Trustees took into account, however, the fact that Columbia will be compensated by Schwab Asset Management, and not by the Fund directly, and that the compensation paid to Columbia reflects an arms-length negotiation between Schwab Asset Management and Columbia, which are unaffiliated with each other. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the expected profitability of Schwab Asset Management supported approval of the New Sub-Advisory Agreement.
Economies of Scale. The Board considered the existence of any economies of scale and whether those are passed along to the Fund’s shareholders through a graduated investment advisory fee schedule or other means, including any fee waivers by Schwab Asset Management and its affiliates. In connection with its evaluation, the Board took into account the fact that the existing contractual investment advisory fee schedules relating to the Fund include lower fees at higher graduated asset levels and that Schwab Asset Management had contractually agreed to waive investment advisory and other fees to prevent total Fund expenses from exceeding a specified cap. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the Fund obtains reasonable benefit from economies of scale.

In the course of their deliberations, the Trustees may have accorded different weights to various factors and did not identify any particular information or factor that was all important or controlling. Based on the Trustees’ deliberation and their evaluation of the information described above, the Board, including a majority of the Independent Trustees, approved the New Sub-Advisory Agreement for an initial two-year term and concluded that the compensation under the New Sub-Advisory Agreement is fair and reasonable in light of such services, and such other matters as the Trustees considered to be relevant in the exercise of their reasonable judgment.
Additional Information about SEC Exemptive Order
The Trust and Schwab Asset Management have received exemptive relief from the SEC to permit Schwab Asset Management to hire or terminate investment managers without shareholder approval, subject to certain conditions. One of the conditions requires approval by the Board before any such hiring is implemented. In addition, within 90 days of the hiring of any new investment manager, shareholders of the Fund must be furnished with an information statement describing the new investment manager. The exemptive order currently prohibits Schwab Asset Management from entering into sub-advisory agreements with affiliates of the investment adviser without shareholder approval.
Additional Information about the Trust and Schwab Asset Management
The Trust is an open-end investment management company organized as a Massachusetts business trust with a Declaration of Trust entered into on May 6, 1993 and filed with the Commonwealth of Massachusetts on May 7, 1993.
Charles Schwab Investment Management, Inc., dba Schwab Asset Management, a wholly owned subsidiary of The Charles Schwab Corporation, located at 211 Main Street, San Francisco, CA 94105, serves as the Fund’s investment adviser and administrator pursuant to the Management Agreement.
Schwab, an affiliate of Schwab Asset Management, located at 3000 Schwab Way, Westlake, TX 76262, serves as distributor for the Fund.
Additional Information about Columbia
Columbia was incorporated in Minnesota in 1985 and is a wholly-owned subsidiary of Ameriprise Financial, Inc. (“Ameriprise Financial”), which is located at 1099 Ameriprise Financial Center, Minneapolis, MN 55474. Ameriprise Financial is a holding company, which primarily conducts business through its subsidiaries to provide financial planning, products and services that are designed to be utilized as solutions for clients’ cash and liquidity, asset accumulation, income, protection and estate and wealth transfer needs. Columbia is located at 290 Congress Street, Boston, MA 02210.
Columbia acts as an adviser to other funds whose investment objective is similar to the Fund, as shown in the table below.
Name of Fund	Investment Objective	Size of Fund as of December 31, 2022	Advisory Fee	Fee Waivers and Reimbursements
Columbia Overseas Core Fund	Target long-term capital appreciation with an international equity strategy that offers the flexibility to invest in both growth and value stocks	$864.3 Million	0.98 net/1.04 gross	n/a
Columbia Variable Portfolio — Overseas Core Fund	Target long-term capital appreciation with an international equity strategy that offers the flexibility to invest in both growth and value stocks	$3.5 Billion	1.04 net/1.04 gross	n/a

The principal executive officers and directors of Columbia, as of the date of this document, are set forth below. The address of each person below, as it relates to his or her duties with Columbia, is the address of Columbia listed above.
Name	Position and Principal Occupation with Columbia and Principal Occupation, if Different from Position(s) with Columbia
William Truscott	President and Chairman of the Board
Michael Clarke	Senior Vice President, North America Head of Operations & Investor Services
Gene Tannuzzo	Managing Director and Global Head of Fixed Income
Lee Faria	Vice President and Chief Compliance Officer
Michael DeFao	Vice President, Chief Legal Officer, and Assistant Secretary
Stephen Harasimowicz	Senior Vice President and Global Head of Trading
Melda Mergen	Managing Director and Global Head of Equities
Brian Engelking	Director, Vice President and Chief Financial Officer
Scott Couto	Director, Executive Vice President and Head of North America
No officer or Trustee of the Fund is a director, officer or employee of Columbia. No officer or Trustee of the Fund, through the ownership of securities or otherwise, has any other material direct or indirect interest in Columbia or any other person controlling, controlled by or under common control with Columbia.
Since the beginning of the most recently completed fiscal year, none of the Trustees of the Fund has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which Columbia or any of its affiliates was or is to be a party.
Additional Information about the Fund’s Affiliates
During the Fund’s fiscal year ended October 31, 2023, the Fund paid the following in commissions to brokers affiliated with Schwab Asset Management, the previous subadviser or the new subadviser of the Fund.
Broker	Affiliation	Commissions	Percentage of Aggregate Brokerage Commissions
Instinet, LLC	American Century, a current investment manager of the Fund	$5,489	1.00%
Nomura Securities International, Inc.	American Century, a current investment manager of the Fund	$1,722	0.31%
The Fund has entered into arms’ length, commercial agreements with affiliated persons of certain investment managers to provide services to the Fund. These arrangements and the services provided thereunder will continue to be provided following the approval of the New Sub-Advisory Agreement.
Householding
To eliminate duplicate mailings of proxy materials, each household may receive one copy of these documents, under certain conditions. This practice is commonly called “householding.” If you want to receive multiple copies, you may write your Fund at the address on the front of this information statement or call 1-877-824-5615 or contact the financial intermediary through which you hold fund shares. Your instructions will be effective within 30 days of receipt by the Fund or other date as communicated by the financial intermediary.
Report to Shareholders
For a free copy of the Fund’s annual or semiannual report, call Schwab at 1-877-824-5615. In addition, you may visit the Schwab Funds’ website at www.schwabassetmanagement.com/schwabfunds_prospectus for a free copy of the Fund’s prospectus, SAI or an annual or semiannual report.

Schwab Capital Trust 811-07704
REG122996-00
00294183